Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release
(202) 334-6645                                                                                       August 1, 2014

GRAHAM HOLDINGS COMPANY REPORTS
SECOND QUARTER EARNINGS
WASHINGTON – Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $369.7 million ($49.52 per share) for the second quarter of 2014, compared to $46.6 million ($6.28 per share) for the second quarter of 2013. Net income attributable to common shares was $750.1 million ($100.48 per share) for the second quarter ended June 30, 2014, compared to $44.7 million ($6.02 per share) for the second quarter of last year. Net income includes $380.5 million ($50.96 per share) in income and $2.0 million ($0.26 per share) in losses from discontinued operations for the second quarter of 2014 and 2013, respectively. (Refer to “Discontinued Operations” discussion below.)
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed a previously announced transaction in which Berkshire acquired a wholly-owned subsidiary of the Company that included, among other things, WPLG, a Miami-based television station, 2,107 Class A Berkshire shares and 1,278 Class B Berkshire shares owned by Graham Holdings and $327.7 million in cash, in exchange for 1,620,190 shares of Graham Holdings Class B common stock owned by Berkshire Hathaway (Berkshire exchange transaction). As a result, income from continuing operations for the second quarter of 2014 includes a $266.7 million gain from the exchange of the Berkshire Hathaway shares, and income from discontinued operations for the second quarter of 2014 includes a $375.0 million gain from the WPLG exchange. Also, income from continuing operations excludes the operating results of WPLG, which have been reclassified to discontinued operations, net of tax, for all periods presented.
The results for the second quarter of 2014 and 2013 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $54.5 million ($7.31 per share) for the second quarter of 2014, compared to $58.7 million ($7.93 per share) for the second quarter of 2013. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the second quarter of 2014:

•	$10.5 million in restructuring charges and software asset write-offs at the education division (after-tax impact of $6.7 million, or $0.90 per share);

•	a $7.8 million noncash intangible asset impairment charge at the education division (after-tax impact of $5.0 million, or $0.67 per share);

•	$90.9 million gain from the Classified Ventures’ sale of apartments.com (after-tax impact of $58.2 million, or $7.80 per share);

•	$266.7 million gain from the Berkshire exchange transaction (after-tax impact of $266.7 million, or $35.73 per share); and

•	$2.9 million in non-operating unrealized foreign currency gains (after-tax impact of $1.9 million, or $0.25 per share).
Items included in the Company’s income from continuing operations for the second quarter of 2013:

•	$4.9 million in restructuring charges at the education division (after-tax impact of $3.9 million, or $0.54 per share); and

•	$12.6 million in non-operating unrealized foreign currency losses (after-tax impact of $8.1 million, or $1.11 per share).
Revenue for the second quarter of 2014 was $878.6 million, up 1% from $870.5 million in the second quarter of 2013. The Company reported operating income of $94.5 million in the second quarter of 2014, compared to $96.3 million in the second quarter of 2013. Revenues increased at the television broadcasting division and in other businesses, declined at the cable division and were flat at the education division. Operating results were down in the second quarter of 2014 due to declines at the education division and in other businesses, offset by improvements at the television broadcasting and cable divisions.

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For the first six months of 2014, the Company reported income from continuing operations attributable to common shares of $500.7 million ($67.13 per share), compared to $68.3 million ($9.21 per share) for the first six months of 2013. Net income attributable to common shares was $882.2 million ($118.26 per share) for the first six months of 2013, compared to $49.4 million ($6.66 per share) for the same period of 2013. Net income includes $381.5 million ($51.13 per share) in income and $18.9 million ($2.55 per share) in losses from discontinued operations for the first six months of 2014 and 2013, respectively. (Refer to “Discontinued Operations” discussion below.)
The results for the first six months of 2014 and 2013 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $103.4 million ($13.74 per share) for the first six months of 2014, compared to $89.4 million ($12.12 per share) for the first six months of 2013. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the first six months of 2014:

•
$15.0 million in early retirement program expense, restructuring charges and software asset write-offs at the education division and the corporate office (after-tax impact of $9.6 million, or $1.29 per share);

•	a $7.8 million noncash intangible asset impairment charge at the education division (after-tax impact of $5.0 million, or $0.67 per share);

•	$90.9 million gain from the Classified Ventures’ sale of apartments.com (after-tax impact of $58.2 million, or $7.80 per share);

•	$266.7 million gain from the Berkshire exchange transaction (after-tax impact of $266.7 million, or $35.73 per share);

•	$127.7 million gain on the sale of the corporate headquarters building (after-tax impact of $81.8 million, or $11.13 per share); and

•	$7.9 million in non-operating unrealized foreign currency gains (after-tax impact of $5.1 million, or $0.69 per share).
Items included in the Company’s income from continuing operations for the first six months of 2013:

•	$14.3 million in restructuring charges at the education division (after-tax impact of $10.1 million, or $1.39 per share); and

•	$17.2 million in non-operating unrealized foreign currency losses (after-tax impact of $11.0 million, or $1.52 per share).
Revenue for the first six months of 2014 was $1,719.2 million, up 2% from $1,691.1 million in the first six months of 2013. Revenues increased at the television broadcasting division and in other businesses, while revenues at the education and cable divisions were flat. The Company reported operating income of $174.0 million for the first six months of 2014, compared to $143.4 million for the first six months of 2013. Operating results improved at the television broadcasting and cable divisions, offset by a decline at the education division and in other businesses.
Division Results
Education
Education division revenue totaled $547.2 million for the second quarter of 2014, essentially flat compared with revenue of $548.2 million for the second quarter of 2013. Kaplan reported second quarter 2014 operating income of $10.6 million, compared to $23.7 million in the second quarter of 2013. Restructuring costs and software asset write-offs totaled $10.5 million and $4.9 million for the second quarter of 2014 and 2013, respectively. Operating results for the second quarter of 2014 also include a $7.8 million intangible asset impairment charge related to the Kaplan China operations.
For the first six months of 2014, education division revenue totaled $1,073.4 million, essentially flat compared with revenue of $1,076.0 million for the same period of 2013. Kaplan reported operating income of $13.1 million for the first six months of 2014, compared to operating income of $19.7 million for the first six months of 2013. Restructuring costs and software asset write-offs totaled $10.5 million and $14.3 million for the first six months of 2014 and 2013, respectively. Operating results for the first six months of 2014 also include a $7.8 million intangible asset impairment charge related to the Kaplan China operations.

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A summary of Kaplan’s operating results for the second quarter and first six months of 2014 compared to 2013 is as follows:

	Three Months Ended			Six Months Ended
	June 30			June 30
(in thousands)	2014	2013	% Change	2014	2013	% Change
Revenue
Higher education	$251,936	$273,092	(8)	$505,715	$544,952	(7)
Test preparation	81,098	85,690	(5)	148,902	154,633	(4)
Kaplan international	213,262	187,968	13	416,129	372,781	12
Kaplan corporate and other	1,385	1,669	(17)	3,399	4,273	(20)
Intersegment elimination	(500)	(189)	—	(790)	(594)	—
	$547,181	$548,230	0	$1,073,355	$1,076,045	0
Operating Income (Loss)
Higher education	$20,952	$22,534	(7)	$34,096	$27,635	23
Test preparation	(3,904)	7,831	—	(10,532)	3,486	—
Kaplan international	17,960	6,490	—	28,842	12,887	—
Kaplan corporate and other	(14,602)	(10,860)	(34)	(27,234)	(19,682)	(38)
Amortization of intangible assets	(2,163)	(2,363)	8	(4,451)	(4,881)	9
Impairment of intangible assets	(7,774)	—	—	(7,774)	—	—
Intersegment elimination	92	94	—	136	225	—
	$10,561	$23,726	(55)	$13,083	$19,670	(33)
Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.
In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. The last two of these campus closures were completed in the second quarter of 2014. In April 2014, KHE announced plans to close two additional ground campuses, and in July 2014, KHE announced plans to close an additional three campuses; KHE will teach out the current students and the campus closures will be completed by the end of 2015. In July 2014, KHE also announced plans to further reduce its workforce. In connection with these and other plans, KHE incurred $2.5 million in restructuring costs for the second quarter and first six months of 2014 and $2.6 million and $11.6 million in restructuring costs in the second quarter and first six months of 2013, respectively. For the second quarter of 2014, these costs included severance ($2.0 million), accelerated depreciation ($0.3 million), lease obligation losses ($0.1 million) and other items ($0.1 million). For the second quarter of 2013, these costs included accelerated depreciation ($1.4 million), severance ($0.6 million) and lease obligation losses ($0.6 million). For the first six months of 2013, these costs included accelerated depreciation ($5.0 million), severance ($1.4 million), lease obligation losses ($4.3 million) and other items ($0.9 million).
In the second quarter and first six months of 2014, KHE revenue declined 8% and 7%, respectively, due largely to declines in average enrollments that reflect weaker market demand over the past year, lower average tuition and the impact of closed campuses. KHE operating income declined in the second quarter due largely to revenue declines, partially offset by expense reductions associated with lower enrollments and recent restructuring efforts. KHE operating income increased in the first six months of 2014 due largely to expense reductions associated with lower enrollments and recent restructuring efforts, as well as higher restructuring costs recorded in 2013.
New student enrollments at KHE declined 9% in the second quarter of 2014 due to lower demand across KHE and the impact of closed campuses. New student enrollments increased 5% for the first six months of 2014 due to growth at Kaplan University in the first quarter of 2014, offset in part by declines at KHE campuses.
Total students at June 30, 2014, were down 2% compared to June 30, 2013, and declined 7% compared to March 31, 2014. Excluding campuses closed or planned for closure, total students at June 30, 2014, were down 1% compared to June 30, 2013 and down 7% compared to March 31, 2014. A summary of student enrollments is as follows:

				Excluding Campuses Closing
	As of			As of
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2014	2014	2013	2014	2014	2013
Kaplan University	44,515	47,109	43,601	44,515	47,109	43,601
Other Campuses	16,508	18,842	18,591	15,221	16,997	16,623
	61,023	65,951	62,192	59,736	64,106	60,224

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Kaplan University and Other Campuses enrollments at June 30, 2014 and 2013, by degree and certificate programs, are as follows:

	As of June 30
	2014	2013
Certificate	21.1%	21.7%
Associate’s	30.2%	30.5%
Bachelor’s	32.2%	33.1%
Master’s	16.5%	14.7%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue declined 5% and 4% for the second quarter and first six months of 2014, respectively. Enrollment increased 3% and 2% for the second quarter and first six months of 2014, respectively, due to growth in health and bar review programs, offset by declines in graduate and pre-college programs. KTP recorded a $7.7 million software asset write-off in the second quarter of 2014 as a decision was made to consolidate certain learning management systems. KTP operating results declined in the first six months of 2014 due to this software asset write-off and an increase in program length for MCAT courses that extends revenue recognition periods.
Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue increased 13% and 12% in the second quarter and first six months of 2014, respectively, due to enrollment growth in the pathways programs, English-language and Singapore higher education programs. Kaplan International operating income improved in the second quarter and first six months of 2014 due to improved earnings in the pathways and English-language programs, as well as improved results from operations in Australia. In the second quarter and first six months of 2013, restructuring costs in Australia totaled $2.3 million and $2.6 million, respectively, largely made up of severance costs.
Kaplan corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Corporate expense increased in the first six months of 2014 due to higher compensation expense and costs associated with new business development activities.
Kaplan continues to evaluate its cost structure and will likely develop additional restructuring plans in 2014 and incur additional costs.
Cable
Cable division revenue declined 2% in the second quarter of 2014 to $200.8 million, from $204.6 million for the second quarter of 2013, due to 4% fewer customers and 7% fewer Primary Service Units (PSUs). For the first six months of 2014, revenue of $404.8 million was flat with the prior year. Operating expenses in the second quarter declined 4%, from $159.8 million to $154.0 million due to fewer customers and significantly reduced programming costs. Operating expenses declined 2% in the first six months of 2014 to $316.8 million. Cable division operating income grew 5% in the second quarter of 2014 to $46.8 million, from $44.7 million in the second quarter of 2013; for the first six months of 2014, operating income increased 8% to $87.9 million, from $81.3 million in the first six months of 2013.
The cable division continues its focus on higher value and higher margin lines of business and customers, in particular high-speed data (subscribers up 4% over the second quarter of last year). Also, business sales comprised 8.9% of total revenue for the first six months of 2014, compared with 7.5% of total revenue for the first six months of 2013. Due to rapidly rising programming costs and shrinking margins, video sales now have less value and emphasis (subscribers down 15% over the second quarter of last year) and programming costs have been reduced significantly. Effective April 1, 2014, the cable division elected not to renew its contract for 15 Viacom networks for a six-year term.
A summary of PSUs and total customers is as follows:

	As of June 30
	2014	2013
Video	490,309	575,762
High-speed data	482,725	464,292
Telephony	168,695	185,380
Total Primary Service Units (PSUs)	1,141,729	1,225,434
Total Customers	698,699	725,525

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In July 2014, the cable division sold wireless spectrum licenses for approximately $99 million; an estimated pre-tax gain of $75 million will be reported in the third quarter of 2014 in connection with these sales. The licenses had been purchased in the 2006 AWS Auction.
Television Broadcasting
Revenue at the television broadcasting division increased 10% to $88.3 million in the second quarter of 2014, from $80.2 million in the same period of 2013; operating income for the second quarter of 2014 was up 12% to $44.1 million, from $39.2 million in the same period of 2013. The increase in revenue and operating income in the second quarter of 2014 is due to a $3.8 million increase in political advertising revenue and $4.6 million in increased retransmission revenues.
For the first six months of 2014, revenue increased 17% to $173.9 million, from $149.1 million in the same period of 2013; operating income for the first six months of 2014 increased 29% to $88.5 million, from $68.3 million in the same period of 2013. The increase in revenue and operating income is due to a $6.9 million increase in political advertising revenue, $9.5 million in incremental winter Olympics-related advertising revenue at the Company’s NBC affiliates and $9.3 million in increased retransmission revenues.
As discussed above, the television broadcasting operating results exclude WPLG, the Company’s Miami-based television station, which has been reclassified to discontinued operations for all periods presented.
Other Businesses
Other businesses includes the operating results of The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; SocialCode, a marketing solutions provider helping companies with marketing on social-media platforms; Celtic Healthcare, a provider of home health and hospice services; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications, acquired by the Company in August 2013; and Trove, a digital innovation team that builds products and technologies in the news space.
In April 2014, Celtic Healthcare acquired the assets of VNA-TIP Healthcare of Bridgeton, MO. This acquisition has expanded Celtic's home health and hospice service areas from Pennsylvania and Maryland to the Missouri and Illinois regions. The operating results of VNA-TIP are included in Other Businesses from the date of acquisition in the second quarter of 2014.
On May 30, 2014, the Company acquired Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems. The operating results of Joyce/Dayton are included in Other Businesses from the date of acquisition in the second quarter of 2014.
On July 3, 2014, the Company acquired a majority interest in Residential Healthcare Group, Inc. (Residential), the parent company of Residential Home Health and Residential Hospice, leading providers of skilled home health care and hospice services in Michigan and Illinois. The operating results of Residential will be included in Other Businesses from the date of acquisition in the third quarter of 2014.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. In the first quarter of 2014, the corporate office implemented a Separation Incentive Program that resulted in early retirement program expense of $4.5 million, which will be funded from the assets of the Company’s pension plan. Excluding early retirement program expense, the total pension credit for the Company’s traditional defined benefit plan was $45.4 million and $18.9 million in the first six months of 2014 and 2013, respectively.
Excluding the pension credit, corporate office expenses increased in the first six months of 2014 due primarily to higher compensation costs and expenses related to certain acquisitions.
Near the end of June 2014, the Company offered a Voluntary Retirement Incentive Plan (VRIP) to certain corporate office employees. The VRIP acceptance period ends in August, and the expense of the VRIP will be recognized in the third quarter of 2014.
Equity in Earnings (Losses) of Affiliates
The Company holds a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.
The Company’s equity in earnings of affiliates, net, was $91.5 million for the second quarter of 2014, compared to $3.9 million for the second quarter of 2013. For the first six months of 2014, the Company’s equity in earnings of affiliates, net, totaled $95.6 million, compared to $7.3 million for the same period of 2013.

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The 2014 results include the pre-tax gain of $90.9 million from Classified Ventures’ sale of apartments.com in the second quarter of 2014.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $268.1 million for the second quarter of 2014, compared to expense of $12.9 million for the second quarter of 2013. The second quarter 2014 non-operating income, net, included a pre-tax gain of $266.7 million in connection with the Company’s exchange of Berkshire shares. Second quarter 2014 non-operating income, net, also included $2.9 million in unrealized foreign currency gains and other items. The second quarter 2013 non-operating expense, net, included $12.6 million in unrealized foreign currency losses and other items.
The Company recorded non-operating income, net, of $401.4 million for the first six months of 2014, compared to other non-operating expense, net, of $16.9 million for the same period of the prior year. The 2014 amounts included the pre-tax gain of $266.7 million in connection with the Company's exchange of Berkshire shares, a pre-tax gain of $127.7 million on the sale of the headquarters building, $7.9 million in unrealized foreign currency gains and other items. The 2013 non-operating income, net, included $17.2 million in unrealized foreign currency losses and other items.
Net Interest Expense
The Company incurred net interest expense of $7.9 million and $16.1 million for the second quarter and first six months of 2014, respectively, compared to $8.5 million and $17.0 million for the same periods of 2013. At June 30, 2014, the Company had $451.9 million in borrowings outstanding at an average interest rate of 7.0%.
Provision for Income Taxes
The effective tax rate for income from continuing operations for the first six months of 2014 was 23.5%, compared to 40.7% for the first six months of 2013. The lower effective tax rate in 2014 relates to the Berkshire exchange transaction. The pre-tax gain of $266.7 million related to the disposition of the Berkshire shares was not subject to income tax as the exchange transaction qualifies as a tax-free distribution. The higher effective tax rate in 2013 resulted mostly from losses in Australia for which no tax benefit was recorded.
Discontinued Operations
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed the Berkshire exchange transaction discussed above. A gain of $375.0 million was recorded in discontinued operations in connection with the disposition of WPLG, a Miami-based television station. This gain is not subject to income tax. Also as a result of the exchange transaction, income from continuing operations excludes WPLG, which has been reclassified to discontinued operations, net of tax, for all periods presented.
Earnings (Loss) Per Share
The calculation of diluted earnings per share for the second quarter and first six months of 2014 was based on 7,363,492 and 7,361,441 weighted average shares outstanding, respectively, compared to 7,283,116 and 7,276,421 for the second quarter and first six months of 2013. At June 30, 2014, there were 5,792,628 shares outstanding after the Company acquired 1,620,190 shares in the Berkshire exchange transaction. The Company had remaining authorization from the Board of Directors to purchase up to 159,219 shares of Class B common stock. The earnings per share computations for the second quarter and first six months of 2014 are largely unaffected by the common shares repurchased as part of the Berkshire exchange transaction, as the transaction closed on June 30, 2014.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$878,628	$870,504	1
Operating expenses	720,993	714,011	1
Depreciation of property, plant and equipment	52,017	56,879	(9)
Amortization of intangible assets	3,360	3,313	1
Impairment of intangible assets	7,774	—	—
Operating income	94,484	96,301	(2)
Equity in earnings of affiliates, net	91,503	3,868	—
Interest income	641	522	23
Interest expense	(8,557)	(9,048)	(5)
Other income(expense), net	268,114	(12,858)	—
Income from continuing operations before income taxes	446,185	78,785	—
Provision for income taxes	76,800	31,700	—
Income from continuing operations	369,385	47,085	—
Income (loss) from discontinued operations, net of tax	380,465	(1,951)	—
Net income	749,850	45,134	—
Net loss (income) attributable to noncontrolling interests	499	(253)	—
Net income attributable to Graham Holdings Company	750,349	44,881	—
Redeemable preferred stock dividends	(212)	(206)	3
Net Income Attributable to Graham Holdings Company Common Stockholders	$750,137	$44,675	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$369,672	$46,626	—
Income (loss) from discontinued operations, net of tax	380,465	(1,951)	—
Net income	$750,137	$44,675	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$49.68	$6.28	—
Basic income (loss) per common share from discontinued operations	51.12	(0.26)	—
Basic net income per common share	$100.80	$6.02	—
Basic average number of common shares outstanding	7,284	7,229
Diluted income per common share from continuing operations	$49.52	$6.28	—
Diluted income (loss) per common share from discontinued operations	50.96	(0.26)	—
Diluted net income per common share	$100.48	$6.02	—
Diluted average number of common shares outstanding	7,363	7,283

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$1,719,189	$1,691,096	2
Operating expenses	1,425,699	1,424,780	0
Depreciation of property, plant and equipment	105,262	115,838	(9)
Amortization of intangible assets	6,441	7,030	(8)
Impairment of intangible assets	7,774	—	—
Operating income	174,013	143,448	21
Equity in earnings of affiliates, net	95,555	7,286	—
Interest income	1,240	1,032	20
Interest expense	(17,377)	(18,008)	(4)
Other income (expense), net	401,387	(16,941)	—
Income from continuing operations before income taxes	654,818	116,817	—
Provision for income taxes	154,200	47,500	—
Income from continuing operations	500,618	69,317	—
Income (loss) from discontinued operations, net of tax	381,537	(18,924)	—
Net income	882,155	50,393	—
Net loss (income) attributable to noncontrolling interests	718	(350)	—
Net income attributable to Graham Holdings Company	882,873	50,043	—
Redeemable preferred stock dividends	(638)	(650)	(2)
Net Income Attributable to Graham Holdings Company Common Stockholders	$882,235	$49,393	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$500,698	$68,317	—
Income (loss) from discontinued operations, net of tax	381,537	(18,924)	—
Net income	$882,235	$49,393	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$67.35	$9.21	—
Basic income (loss) per common share from discontinued operations	51.30	(2.55)	—
Basic net income per common share	$118.65	$6.66	—
Basic average number of common shares outstanding	7,280	7,228
Diluted income per common share from continuing operations	$67.13	$9.21	—
Diluted income (loss) per common share from discontinued operations	51.13	(2.55)	—
Diluted net income per common share	$118.26	$6.66	—
Diluted average number of common shares outstanding	7,361	7,276

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30%			June 30%
(in thousands)	2014	2013	Change	2014	2013	Change
Operating Revenues
Education	$547,181	$548,230	0	$1,073,355	$1,076,045	0
Cable	200,829	204,550	(2)	404,750	404,688	0
Television broadcasting	88,297	80,228	10	173,948	149,130	17
Other businesses	42,351	37,572	13	67,264	61,386	10
Corporate office	—	—	—	—	—	—
Intersegment elimination	(30)	(76)	—	(128)	(153)	—
	$878,628	$870,504	1	$1,719,189	$1,691,096	2
Operating Expenses
Education	$536,620	$524,504	2	$1,060,272	$1,056,375	0
Cable	154,049	159,840	(4)	316,808	323,365	(2)
Television broadcasting	44,209	40,993	8	85,474	80,784	6
Other businesses	49,346	43,540	13	85,006	75,896	12
Corporate office	(50)	5,402	—	(2,256)	11,381	—
Intersegment elimination	(30)	(76)	—	(128)	(153)	—
	$784,144	$774,203	1	$1,545,176	$1,547,648	0
Operating Income (Loss)
Education	$10,561	$23,726	(55)	$13,083	$19,670	(33)
Cable	46,780	44,710	5	87,942	81,323	8
Television broadcasting	44,088	39,235	12	88,474	68,346	29
Other businesses	(6,995)	(5,968)	(17)	(17,742)	(14,510)	(22)
Corporate office	50	(5,402)	—	2,256	(11,381)	—
	$94,484	$96,301	(2)	$174,013	$143,448	21
Depreciation
Education	$15,400	$20,064	(23)	$31,844	$42,652	(25)
Cable	33,788	33,964	(1)	67,575	67,697	0
Television broadcasting	2,039	2,214	(8)	4,033	4,423	(9)
Other businesses	780	577	35	1,300	1,006	29
Corporate office	10	60	(83)	510	60	—
	$52,017	$56,879	(9)	$105,262	$115,838	(9)
Amortization and Impairment of Intangible Assets
Education	$9,937	$2,363	—	$12,225	$4,881	—
Cable	59	57	4	94	107	(12)
Television broadcasting	—	—	—	—	—	—
Other businesses	1,138	893	27	1,896	2,042	(7)
Corporate office	—	—	—	—	—	—
	$11,134	$3,313	—	$14,215	$7,030	—
Pension Expense (Credit)
Education	$3,566	$4,231	(16)	$7,709	$8,337	(8)
Cable	888	913	(3)	1,752	1,795	(2)
Television broadcasting	358	1,250	(71)	678	2,594	(74)
Other businesses	202	134	51	366	250	46
Corporate office	(22,933)	(9,129)	—	(40,612)	(18,250)	—
	$(17,919)	$(2,601)	—	$(30,107)	$(5,274)	—

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30%			June 30%
(in thousands)	2014	2013	Change	2014	2013	Change
Operating Revenues
Higher education	$251,936	$273,092	(8)	$505,715	$544,952	(7)
Test preparation	81,098	85,690	(5)	148,902	154,633	(4)
Kaplan international	213,262	187,968	13	416,129	372,781	12
Kaplan corporate and other	1,385	1,669	(17)	3,399	4,273	(20)
Intersegment elimination	(500)	(189)	—	(790)	(594)	—
	$547,181	$548,230	0	$1,073,355	$1,076,045	0
Operating Expenses
Higher education	$230,984	$250,558	(8)	$471,619	$517,317	(9)
Test preparation	85,002	77,859	9	159,434	151,147	5
Kaplan international	195,302	181,478	8	387,287	359,894	8
Kaplan corporate and other	15,987	12,529	28	30,633	23,955	28
Amortization of intangible assets	2,163	2,363	(8)	4,451	4,881	(9)
Impairment of intangible assets	7,774	—	—	7,774	—	—
Intersegment elimination	(592)	(283)	—	(926)	(819)	—
	$536,620	$524,504	2	$1,060,272	$1,056,375	0
Operating Income (Loss)
Higher education	$20,952	$22,534	(7)	$34,096	$27,635	23
Test preparation	(3,904)	7,831	—	(10,532)	3,486	—
Kaplan international	17,960	6,490	—	28,842	12,887	—
Kaplan corporate and other	(14,602)	(10,860)	(34)	(27,234)	(19,682)	(38)
Amortization of intangible assets	(2,163)	(2,363)	8	(4,451)	(4,881)	9
Impairment of intangible assets	(7,774)	—	—	(7,774)	—	—
Intersegment elimination	92	94	—	136	225	—
	$10,561	$23,726	(55)	$13,083	$19,670	(33)
Depreciation
Higher education	$7,080	$10,741	(34)	$14,820	$24,180	(39)
Test preparation	3,072	4,866	(37)	6,856	9,624	(29)
Kaplan international	4,944	4,116	20	9,652	8,112	19
Kaplan corporate and other	304	341	(11)	516	736	(30)
	$15,400	$20,064	(23)	$31,844	$42,652	(25)
Pension Expense
Higher education	$2,629	$2,807	(6)	$5,257	$5,614	(6)
Test preparation	722	641	13	1,444	1,281	13
Kaplan international	89	87	2	178	174	2
Kaplan corporate and other	126	696	(82)	830	1,268	(35)
	$3,566	$4,231	(16)	$7,709	$8,337	(8)

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the Company‘s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except per share amounts)	2014	2013	2014	2013
Amounts attributable to Graham Holdings Company common stockholders
Income from continuing operations, as reported	$369,672	$46,626	$500,698	$68,317
Adjustments:
Early retirement, restructuring charges and software asset write-offs	6,725	3,949	9,603	10,090
Intangible asset impairment charge	4,983	—	4,983	—
Classified Ventures sale of apartments.com	(58,242)	—	(58,242)	—
Gain from exchange of Berkshire shares	(266,733)	—	(266,733)	—
Sale of headquarters building	—	—	(81,836)	—
Foreign currency (gain) loss	(1,865)	8,078	(5,093)	11,031
Income from continuing operations, adjusted (non-GAAP)	$54,540	$58,653	$103,380	$89,438

Per share information attributable to Graham Holdings Company common stockholders
Diluted income per common share from continuing operations, as reported	$49.52	$6.28	$67.13	$9.21
Adjustments:
Early retirement, restructuring charges and software asset write-offs	0.90	0.54	1.29	1.39
Intangible asset impairment charge	0.67	—	0.67	—
Classified Ventures sale of apartments.com	(7.80)	—	(7.80)	—
Gain from exchange of Berkshire shares	(35.73)	—	(35.73)	—
Sale of headquarters building	—	—	(11.13)	—
Foreign currency (gain) loss	(0.25)	1.11	(0.69)	1.52
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$7.31	$7.93	$13.74	$12.12

The adjusted diluted per share amounts may not compute due to rounding.

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